Barfresh Provides Third Quarter 2018 Update on Recent Business Progress

Third Quarter 2018 Net Revenue Increased 138% to $1.6 Million

Announces Approval for National Restaurant Chain Rollout

Increased Penetration in Military and School Channels Driving Growth

BEVERLY HILLS, Calif., November 14, 2018 (GLOBE NEWSWIRE) – Barfresh Food Group, Inc. (OTCQB: BRFH), a manufacturer of frozen, ready-to-blend beverages, is providing an update on recent business developments in conjunction with the filing of its form 10-Q for the third quarter ended September 30, 2018.

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “During the first nine months of this year we have focused on laying the ground work for tremendous long-term growth in all sales channels, improving gross margins and lowering costs. The hard work is reflected in our third quarter results, where we achieved over $1.6 million in revenue, continued to show gross margin expansion with a 4.5% improvement to 55.3% and reduced general and administrative costs.”

Mr. Delle Coste continued, “We will enter the new year with a very strong pipeline of new opportunities as well as existing contracts with over 300 schools, over 45 military base locations, and expanded distribution in place. In addition, today we also announced that the Company received written notification of approval for multiple products to be rolled out with a national quick serve restaurant chain providing product to over 2,500 locations. This will be our first major expansion into the quick service restaurant space and we continue to test in many additional national accounts and expect to have additional announcements in this channel during 2019.”

Business Highlights

●	NATIONAL & REGIONAL ACCOUNTS – Barfresh announced today the first major expansion into the QSR channel with approval of its products for roll out into a national QSR with over 2,500 locations. We also continue to expand and test with multiple National and Regional Accounts, including additional QSR’s and casual dine channels, hotel, amusement and National Third Party operators. One such recent example is Barfresh’s expansion within Landry’s Inc., where the Company has added its beverages to the menu at over 55 Joe’s Crab Shack locations to be used as part of their beverage build for a range of adult beverages. This expands on the relationship announced in April of last year, when Barfresh’s products were introduced to Landry’s Bubba Gump Shrimp Co. locations. Similar opportunities throughout North America continue to be actively pursued.

●	DISTRIBUTION – In the third quarter, Barfresh announced a distribution agreement with Dot Foods, the largest food industry redistributor in North America. The Company’s line of frozen beverages are now available to Dot Food’s approximately 4,500 US customer locations, spanning food service, retail, and convenience. Dot Foods serves all 50 states and over 35 countries, distributing 127,000 products from more than 930 food industry manufacturers.

●	EDUCATION CHANNEL – The Company’s momentum in the Education channel accelerated further in the third quarter with the addition of several new school locations. Barfresh products are being sold in over 300 school locations across multiple states. In the third quarter, the Company announced a distribution agreement with one of the largest specialty food school suppliers, working exclusively within the education foodservice channel and serving more than 600 school districts with thousands of schools throughout the west and southwest United States.

●	MILITARY CHANNEL – In March 2018 Barfresh was approved to sell its products into all branches of the U.S. Armed Forces, which encompasses bases globally that are home to 1.3 million active troops. Since that time the Company has already entered into agreements covering over 45 military locations and expects further growth in the fourth quarter of 2018.

●	IMPROVING COST STRUCTURE – The Company continued to reduce general and administrative expenses during the third quarter, with an overall 8% reduction in General & Administrative (G&A) expenses, driven by a 28% reduction in personnel related costs. The Company has consistently reduced fixed overhead over each of the last several quarters, while significantly increasing its net sales during that same period. Management expects that these improvements will lead to improved bottom line performance in the coming quarters as net sales continue to increase without the addition of fixed overhead.

●	FUNDING - After the third quarter close, the Company and certain purchasers amended the provisions of its Series CN Convertible Note Purchase Agreement to require the funding of Milestone 2 upon the Company receiving written notification of the approval for the roll-out of its products into a national account with approximately 2,500 new locations. The Company has achieved Milestone 2, as amended, and expects to receive approximately $1.3 million within the next few weeks.

Financial Results

US GAAP revenue for the third quarter of 2018 was $1,620,214, an increase of 138%, as compared to $679,952 in the third quarter of 2017. Gross margin for the third quarter was 55.3%, an improvement over last year’s third quarter gross margin of 50.8%. The improvement was driven by a number of factors, including leverage gained from the larger scale of production and product mix. Operating loss for the third quarter of 2018 narrowed to $1,407,171, as compared with $2,086,033 in the third quarter of 2017, an improvement of $678,862, which was primarily driven by the higher sales, improved gross margin rate, as well as lower G&A expense resulting from the Company’s sales force realignment.

As of September 30, 2018, the Company had $316,014 of cash and $1.1 million of inventory on its balance sheet. The Company has now achieved Milestone 2, as amended, and expects to receive approximately $1.3 million through the issuance of Series CN Convertible Notes within the next few weeks.

Conference Call

The conference call to discuss these results is scheduled for today, Wednesday, November 14, 2018, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. Participants from the Company will be Riccardo Delle Coste, Founder and CEO, Joseph Cugine, President, and Joseph Tesoriero, Chief Financial Officer.

A telephonic playback will be available approximately two hours after the call concludes and will be available through Wednesday, November 28, 2018. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13684653.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group, Inc. (OTCQB: BRFH) is a developer, manufacturer and distributor of ready-to-blend beverages, including smoothies, shakes and frappes, primarily for restaurant chains and the foodservice industry. The Company’s proprietary, patented system uses portion-controlled pre-packaged beverage ingredients that deliver freshly made frozen beverages that are quick, cost efficient, better for you and without waste. Barfresh has an exclusive distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial progress and future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, among others. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company and may not materialize. Investors are cautioned that any such statements are not guarantees of future performance. The contents of this release should be considered in conjunction with the warnings, risk factors and cautionary statements contained in the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Furthermore, the Company does not intend, and is not obligated, to update publicly any forward-looking statements, except as required by law.

Contact

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Jeff Sonnek

ICR

646-277-1263

Jeff.Sonnek@icrinc.com